Kinetik Reports Robust Second Quarter 2022 Financial and Operating Results and Increases 2022 Guidance
•Revised upwards 2022 Guidance for Pro Forma Adjusted EBITDA1,2,3 to $820 million to $840 million, representing a 5% increase over the prior guidance midpoint
•Completed $3.0 billion comprehensive, sustainability-linked refinancing, that retired all pre-existing debt facilities, together with a new, unsecured $1.25 billion 5-year revolving credit facility
•Issued its 2021 ESG Report highlighting the achievements of its predecessor entities, Altus and BCP Raptor
•Fully redeemed all Series A Preferred Units in July 2022, completing Kinetik’s overall capital structure simplification
•Reached Permian Highway Pipeline (“PHP”) expansion investment decision with expected in-service by November 1, 2023
•Working with Enterprise Products on the announced Shin Oak expansion of up to 275 Mbbl/d of incremental capacity, with an expected completion in 2024
HOUSTON and MIDLAND, Texas, August 9, 2022 – Kinetik Holdings Inc. (NASDAQ: KNTK) (“Kinetik” or the “Company”) today reported financial results for the quarter ended June 30, 2022.
“Following a strong first quarter, we have continued to deliver robust results and execute on our capital allocation priorities,” said Jamie Welch, Kinetik’s Chief Executive Officer and President. “As such, we are revising our prior 2022 guidance upwards to reflect our recent achievements.”
“The first quarter was largely focused on our Midstream Logistics segment and capitalizing on our operating leverage, while this past second quarter has been a drive to execute on the highly accretive opportunities in our Pipeline Transportation segment. We completed our comprehensive refinancing, of which 100% is linked to sustainability performance targets. We also fully redeemed the outstanding balance of the Series A Preferred Units in early July. Both of these steps simplify our capital structure and demonstrate our commitment towards transparency and executing on our financial strategy.”
He went on to add, “Our initial credit ratings from the various credit rating agencies of Ba1 from Moody’s, BB+ from S&P, both with a Stable outlook, and BB+ with a Positive outlook from Fitch provide a clear line of sight to our stated financial target of achieving investment grade ratings in 2023.”
“Additionally, we announced with Kinder Morgan and Exxon that we have reached a final investment decision for the Permian Highway Pipeline expansion project. This expansion will help address the natural gas takeaway constraints facing the Permian Basin and, more importantly, will further support growth of American-sourced LNG supply.”
Kinetik has presented certain financial results herein on a “pro forma basis”1 as the Company believes it provides more meaningful information to its investors and helps to reconcile to its previously provided 2022 full year guidance.
For US GAAP purposes, Kinetik’s financial results reflect BCP from January 1, 2022 to February 22, 2022 and the combined Company, which includes Altus, from the closing date, February 22, 2022, onwards. The results for Altus are specifically excluded for the period from January 1, 2022 to February 22, 2022. See “Notes Regarding Presentation of Financial Information.”

For the three and six months ended June 30, 2022, Kinetik processed natural gas volumes of 1.16 Bcf/d and 1.14 Bcf/d, respectively, and reported net income including noncontrolling interest of $131.4 million and $152.8 million for the three and six months ended June 30, 2022, respectively. Net income including noncontrolling interests includes a non-cash gain on the change in the valuation of the embedded derivative of $91.4 million and $88.6 million for the three and six months ended June 30, 2022, respectively. Kinetik generated Pro Forma Adjusted EBITDA1,2,3 of $207.9 million and $398.7 million for the three and six months ended June 30, 2022, respectively, Pro Forma Distributable Cash Flow (“DCF”)1,2,3 of $170.1 million and $316.2 million for the three and six months ended June 30, 2022, respectively, and Pro Forma Free Cash Flow (“FCF”)1,2,3 of $127.0 million and $246.0 million for the three and six months ended June 30, 2022, respectively. The results were primarily driven by increased volumes across both the Midstream Logistics and Pipeline Transportation segments and higher commodity prices.
On February 23, 2022, Kinetik provided 2022 Guidance, including full year 2022 Pro Forma Adjusted EBITDA1,2,3 of $770 million to $810 million and capital expenditures of $125 million to $150 million. Based on first half results and its current outlook, Kinetik is revising upwards its 2022 Guidance to $820 million to $840 million for Pro Forma Adjusted EBITDA1,2,3.
For capital expenditures, Kinetik’s prior Guidance of $125 million to $150 million, was solely attributable to its Midstream Logistics segment. The capital expenditures Guidance for this segment is now $170 million to $190 million, a $42.5 million increase at the midpoint. which reflects (i) $25 million of additional capital required for incremental wells to be turned-in-line in 2022 and new long-term gathering & processing agreements, including the major contracts announced with Kinetik’s first quarter results, (ii) $8 million of capital in 2022 for the 120 MMcf/d processing capacity expansion of the Diamond Cryo complex and (iii) approximately $10 million related to early capital spend for its 1 Bcf/d Delaware Link residue pipeline from Central Reeves County to Waha, which will be fully subscribed and placed in-service prior to the PHP expansion in-service date in 2023.
The addition of those attractive capital projects, which have an average build-cost multiple of less than five times, is Kinetik’s sole reason for increasing its Midstream Logistics capital expenditures Guidance. If the projects were excluded, expected capital expenditures in 2022 are in-line with Guidance originally provided in February.
Kinetik’s revised total 2022 capital expenditure guidance is $280 million to $300 million and includes approximately $110 million of capital contributions associated with the PHP expansion project, which is included in the Pipeline Transportation segment. Kinetik expects a mid-teens pre-tax unlevered rate of return for its investment in the PHP expansion project.
Kinetik expects to fully fund its go-forward capital budget with organically generated free cash flow, borrowings on its $1.25 billion revolving credit facility and proceeds from its Dividend Reinvestment Plan, all the while, positioning the Company to achieve its 3.5x Leverage Ratio target in 2023.
Financial
a.Two-for-one stock split of Class A and Class C common stock was completed on June 8, 2022.
b.Dividend of $0.75 per share was declared on July 20, 2022 for the quarter ended June 30, 2022, or $3.00 per share on an annualized basis. The dividend will be paid on August 17, 2022 to shareholders of record as of August 5, 2022. 117 million shares have elected to reinvest the second quarter dividend into newly issued shares of Class A common stock of the Company. As a result, only $13.6 million of second quarter dividends will be paid in cash.4
c.$3.0 billion comprehensive sustainability-linked refinancing was completed with an additional $1.25 billion of fully accessible liquidity as of June 30, 2022.
d.The first half of the year exited with a leverage ratio1,2,3,5 of 3.7x.
e.75,000 Series A Preferred Units were redeemed during the second quarter of 2022 and the full remaining balance was redeemed in early July 2022. The accelerated redemption results in immediate cash savings to the Company and completes Kinetik’s capital structure simplification.

Key Metrics:

	Three Months Ended June 30,	Six Months Ended June 30,
	2022	2022

	(In thousands, except ratios)
Net income including noncontrolling interests[6]	$131,448	$152,837
Adjusted EBITDA[3]	$207,919	$348,709
Pro forma adjusted EBITDA[1,2,3]	$207,919	$398,735
Pro forma DCF[1,2,3]	$170,060	$316,228
Pro Forma dividend coverage ratio[1,2,3,7]	1.7x	1.6x
Pro Forma FCF[1,2,3]	$127,048	$246,028
Leverage Ratio[1,2,3,5]		3.7x

	June 30, 2022	March 31, 2022

	(In thousands)
Net Debt[3,8]	$2,994,681	$2,966,103
1. Pro forma information has been prepared for informational purposes only.
2. Pro Forma Adjusted EBITDA, DCF, Dividend Coverage Ratio, FCF and Leverage Ratio are calculated as if the Transaction occurred on January 1, 2022.
3. A non-GAAP financial measure. See “Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Measures” for further details.
4. Dividends reinvested and dividends paid in cash as of August 9, 2022. Final numbers are subject to change.
5. Leverage Ratio is total Debt less cash and cash equivalents dividend by last twelve months of pro forma Adjusted EBITDA.
6. Net loss including noncontrolling interest for the three months ended June 30, 2021 was $15.4 million. Net income including noncontrolling interest for the six months ended June 30, 2021 was $2.7 million.
7. Pro Forma Dividend Coverage Ratio is pro forma DCF divided by total declared dividends.
8. Net debt is defined as total long-term debt, excluding deferred financing costs, less cash and cash equivalents.
Strategic
a.Additional, new gathering and processing agreements were finalized in the first half of this year with several private producers requiring minimal-to-modest capital spend with expected first gas volumes later this year and in early 2023.
b.Upstream customer consolidation continued in the Texas Delaware Basin and is expected to result in commercial and financial benefits to Kinetik. Specifically, Kinetik expects incremental development activity on its dedicated acreage in Texas following the close of the merger between Colgate and Centennial and on Apache’s recently acquired Texas Delaware Basin oil and gas properties.
c.Apache relocated one of its Lower 48 rigs to Alpine High to execute its one-rig program, marking the return of development activity at Alpine High. Apache is currently drilling a five-well pad consisting of 2-mile lateral length wells, which is expected to turn-to-sales in the first quarter of 2023.
d.With Kinder Morgan and Exxon, announced the final investment decision of the PHP expansion of 550 MMcf/d of incremental capacity. The pipeline’s expanded capacity is fully sold out with 10-year, take-or-pay agreements and is anticipated to be fully in-service by November 1, 2023. Based on capital funding of the expansion, Kinetik’s ownership of PHP will increase to over 55% after the in-service date.
e.The Shin Oak expansion is supported by increasing NGL production in the Permian Basin and the need for additional transportation capacity to the Gulf Coast, which will be achieved by pipeline looping and modifications to existing pump stations.
f.With Kinder Morgan, DCP Midstream, and an affiliate of ArcLight Capital, Kinetik continues to secure interested customers for the possible expansion of Gulf Coast Express pipeline to increase capacity by as much as 570 MMcf/d.
Operational and Governance
a.Super-system interconnect in-service on June 22, 2022, on budget and on schedule.

b.Nearly all integration workstreams, not relating to surplus equipment relocation, were fully completed in the second quarter.
c.Deborah Byers was appointed to the Board of Directors, bringing the Board to its full complement of 11 directors.
d.2021 Environmental, Social and Governance Report was published on July 21, 2022.
Upcoming Tour Dates
Kinetik plans to participate at the following upcoming conferences and events:
a.Goldman Sachs Power, Utilities, MLPs and Pipelines Conference in New York City on August 11
b.Barclays 2022 CEO Energy-Power Conference in New York City on September 6 - 8
c.Pickering TE&M Fest in Austin on September 15
Investor Presentation
An updated investor presentation will be available under Events and Presentations in the Investors section of the Company’s website at www.kinetik.com.
Conference Call and Webcast
Kinetik will host its second quarter 2022 results conference call on Wednesday, August 10, 2022 at 8:00 am Central Daylight Time (9:00 am Eastern Daylight Time) to discuss second quarter results. To access a live webcast of the conference call, please visit the Investor Relations section of Kinetik’s website at www.kinetik.com. A replay of the conference call also will be available on the website following the call.
About Kinetik Holdings Inc.
Kinetik is a fully integrated, pure-play, Permian-to-Gulf Coast midstream C-corporation operating in the Delaware Basin. Kinetik is headquartered in Midland, Texas and has a significant presence in Houston, Texas. Kinetik provides comprehensive gathering, transportation, compression, processing and treating services for companies that produce natural gas, natural gas liquids, crude oil and water. Kinetik posts announcements, operational updates, investor information and press releases on its website, www.kinetik.com.
Additional information
Additional information follows, including a reconciliation of Adjusted EBITDA, Pro Forma Adjusted EBITDA, Free Cash Flow, Pro Forma Free Cash Flow, Distributable Cash Flow, Pro Forma Distributable Cash Flow, Pro Forma Dividend Coverage Ratio, Leverage Ratio and Net Debt (non-GAAP financial measures) to the GAAP measures.
Non-GAAP financial measures
Kinetik’s financial information includes information prepared in conformity with generally accepted accounting principles (GAAP) as well as non-GAAP financial information. It is management’s intent to provide non-GAAP financial information to enhance understanding of our consolidated financial information as prepared in according with GAAP. Adjusted EBITDA, Pro Forma Adjusted EBITDA, Free Cash Flow, Pro Forma Free Cash Flow, Distributable Cash Flow, Pro Forma Distributable Cash Flow, Pro Forma Dividend Coverage Ratio, Net Debt and Leverage Ratio are non-GAAP measures. This non-GAAP information should be considered by the reader in addition to, but not instead of, the financial statements prepared in accordance with GAAP and reconciliations from these results should be carefully evaluated.
Forward-looking statements
This news release includes certain statements that may constitute “forward-looking statements” for purposes of the federal securities laws. Forward-looking statements include, but are not limited to, statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “seeks,” “possible,” “potential,” “predict,” “project,” “prospects,” “guidance,” “outlook,” “should,” “would,” “will,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. These statements include, but are not limited to, statements about the Company’s future plans, expectations, and objectives for the Company’s operations, including statements about strategy, synergies, and future operations and 2022 financial guidance. While forward-looking statements are based on assumptions and analyses made by us that we believe to be reasonable under the circumstances, whether actual results and developments will meet our expectations and predictions depend on a number of risks and uncertainties which could cause our actual results, performance, and financial condition to differ materially from our expectations. See Part II, Item 1A. Risk Factors in our Quarterly Report on Form 10-Q for the period ended March 31, 2022. Any forward-looking statement made by us in this news release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future development, or otherwise, except as may be required by law.

Contacts
Kinetik Investors: (713) 487-4832 Maddie Wagner
Website: www.kinetik.com

Notes Regarding Presentation of Financial Information
The following addresses the results of our operations for the three and six months ended June 30, 2022, as compared to our results of operations for the three and six months ended June 30, 2021. As the Transaction was determined to be a reverse merger, BCP was considered the accounting acquirer and Altus was considered the legal acquirer. Therefore, BCP’s net assets, carrying at historical value, were presented as the predecessor to the Company’s historical financial statements and the comparable period presented herein reflects the results of operations of BCP for the three and six months ended June 30, 2021. The results of operations of Altus are reflected within the Company’s Condensed Consolidated Financial Statements from February 22, 2022, the closing date, through June 30, 2022.
Unless otherwise noted or the context requires otherwise, references herein to Kinetik Holdings Inc. or “the Company” with respect to time periods prior to February 22, 2022 include BCP and its consolidated subsidiaries and do not include Altus and its consolidated subsidiaries, while references herein to Kinetik Holdings Inc. with respect to time periods from and after February 22, 2022 include Altus and its consolidated subsidiaries.

KINETIK HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,(1)		Six Months Ended June 30,(1)
	2022	2021	2022	2021

	(In thousands, except per share data)
Operating revenues:
Service revenue	$102,080	$62,242	$182,525	$129,904
Product revenue	229,651	71,099	404,579	151,092
Other revenue	3,841	2,425	5,717	2,873
Total operating revenues	335,572	135,766	592,821	283,869
Operating costs and expenses:
Costs of sales (exclusive of depreciation and amortization shown separately below)	152,714	43,503	272,989	80,508
Operating expenses	35,280	25,280	65,151	40,844
Ad valorem taxes	5,880	3,414	10,033	5,765
General and administrative expenses	25,960	5,337	48,712	10,963
Depreciation and amortization	66,581	57,166	127,604	113,137
Loss on disposal of assets	8,546	422	8,656	454
Total operating costs and expenses	294,961	135,122	533,145	251,671
Operating income	40,611	644	59,676	32,198
Other income (expense):
Interest and other income	—	26	250	563
Gain on redemption of mandatorily redeemable Preferred Units	5,087	—	9,580	—
Gain (loss) on debt extinguishment	(27,975)	60	(27,975)	60
Unrealized loss on embedded derivative	91,448	—	88,562	—
Interest expense	(25,347)	(32,607)	(52,121)	(57,917)
Equity in earnings of unconsolidated affiliates	47,786	16,511	75,703	27,866
Total other income (expense), net	90,999	(16,010)	93,999	(29,428)
Income before income taxes	131,610	(15,366)	153,675	2,770
Income tax expense	162	—	838	—
Net income including noncontrolling interest	131,448	(15,366)	152,837	2,770
Net income attributable to Preferred Unit limited partners	109,502	—	114,495	—
Net Income attributable to common shareholders	21,946	(15,366)	38,342	2,770
Net income attributable to Common Unit limited partners	15,508	(15,366)	28,039	2,770
Net income attributable to Class A Common Shareholders	$6,438	$—	$10,303	$—

Net income attributable to Class A Common Shareholders, per share
Basic	$0.06	$—	$0.16	$—
Diluted	$0.06	$—	$0.16	$—
Weighted average shares(2)
Basic	39,297	—	38,766	—
Diluted	39,329	—	38,796	—
(1) The results of the legacy ALTM business are not included in the Company’s consolidated financials prior to February 22, 2022. Refer to Note 10 – Equity and Warrants in the Notes to the Condensed Consolidated Financial Statements of the Company’s Form 10-Q filed on August 9, 2022 for further information.
(2) Share amounts have been retroactively restated to reflect the Company’s two-for-one stock split, which was effected on June 8, 2022. Refer to Note 10 – Equity and Warrants in the Notes to the Condensed Consolidated Financial Statements of the Company’s Form 10-Q filed on August 9, 2022 for further information.

KINETIK HOLDINGS INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURES

	Three Months Ended June 30,(1)		Six Months Ended June 30,(1)
	2022	2021	2022	2021

Net Income Including Noncontrolling Interests to Adjusted EBITDA	(In thousands)
Net income including noncontrolling interests (GAAP)	$131,448	$(15,366)	$152,837	$2,770
Add back:
Interest expense	25,347	32,607	52,121	57,917
Income tax expense	162	—	838	—
Depreciation and amortization	66,581	57,166	127,604	113,137
Amortization of contract costs	448	448	896	896
Proportionate EBITDA from unconsolidated affiliates	71,340	21,717	112,081	37,973
Share-based compensation	12,174	—	18,304	—
Loss on sale of assets	8,546	422	8,656	454
Loss (gain) on debt extinguishment	27,975	(60)	27,975	(60)
Derivative loss due to Winter Storm Uri	—	—	—	13,456
Integration Costs	5,286	—	11,438	—
Transaction Costs	674	—	6,350	—
Other one-time cost or amortization	2,259	515	3,454	843
Producer Settlement	—	6,827	—	6,827
Deduct:
Interest and other income	—	24	—	41
Gain on redemption of mandatorily redeemable Preferred Units	5,087	—	9,580	—
Unrealized loss on derivatives	91,448	—	88,562	—
Equity income from unconsolidated affiliates	47,786	16,511	75,703	27,866
Adjusted EBITDA(2) (non-GAAP)	$207,919	$87,741	$348,709	$206,306

Distributable Cash Flow (3)
Adjusted EBITDA (non-GAAP)	$207,919	$87,741	$348,709	$206,306
Proportionate EBITDA from unconsolidated affiliates	(71,340)	(21,717)	(112,081)	(37,973)
Cash distributions received from unconsolidated affiliates	69,471	19,679	117,544	27,882
Interest expense	(25,347)	(32,607)	(52,121)	(57,917)
Maintenance capital expenditures	(1,856)	(1,875)	(3,439)	(3,794)
Distributions paid to preferred unit limited partners	(8,787)	—	(8,787)	—
Distributable cash flow (non-GAAP)	$170,060	$51,221	$289,825	$134,504

Free Cash Flow (4)
Distributable cash flow (non-GAAP)	$170,060	$51,221	$289,825	$134,504
Cash interest adjustment	(1,827)	5,343	(854)	$3,609
Growth capital expenditures	(45,296)	(21,518)	(76,506)	(42,053)
Investments in unconsolidated affiliates	(2,675)	—	(2,675)	(20,522)
Contributions in aid of construction	6,786	2,875	11,592	3,491
Free cash flow (non-GAAP)	$127,048	$37,921	$221,382	$79,029

KINETIK HOLDINGS INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURES (Continued)

	June 30, 2022	March 31, 2022	December 31, 2021

Net Debt(5)	(In thousands)
Current portion of long-term debt, net	$—	$54,324	$54,280
Long-term debt, net	2,971,270	2,894,025	2,253,422
Plus: Deferred financing costs	28,730	35,400	38,485
Total long-term debt	3,000,000	2,983,749	2,346,187
Less: Cash and cash equivalents	5,319	17,646	18,729
Net debt (non-GAAP)	$2,994,681	$2,966,103	$2,327,458

(1) The results of the legacy Altus business are not included in the Company’s consolidated financials prior to February 22, 2022.
(2) Adjusted EBITDA is defined as net income including noncontrolling interests adjusted for interest, taxes, depreciation and amortization, impairment charges, asset write-offs, the proportionate EBITDA from our equity method investments, equity in earnings from investments recorded using the equity method, stock-based compensation expense, extraordinary losses and unusual or non-recurring charges. Adjusted EBITDA provides a basis for comparison of our business operations between current, past and future periods by excluding items that we do not believe are indicative of our core operating performance. Adjusted EBITDA should not be considered as an alternative to the GAAP measure of net income including noncontrolling interests or any other measure of financial performance presented in accordance with GAAP.
(3) Distributable cash flow is defined as Adjusted EBITDA, adjusted for the proportionate EBITDA from our equity method investments, cash distributions received from our equity method investments, interest expense, net of amounts capitalized, and maintenance capital expenditures. Distributable cash flow should not be considered as an alternative to the GAAP measure of net income including noncontrolling interests or any other measure of financial performance presented in accordance with GAAP. We believe that distributable cash flow is a useful measure to compare cash generation performance from period to period and to compare the cash generation performance for specific periods to the amount of cash dividends we make.
(4) Free cash flow is defined as distributable cash flow adjusted for growth capital expenditures, cash interest and contributions in aid of construction. Free cash flow should not be considered as an alternative to the GAAP measure of net income including noncontrolling interests or any other measure of financial performance presented in accordance with GAAP. We believe that free cash flow is a useful performance measure to compare cash generation performance from period to period and to compare the cash generation performance for specific periods to the amount of cash dividends that we make.
(5) Net Debt is defined as total long-term debt, excluding deferred financing costs, less cash and cash equivalents. Net debt illustrates our total debt position less cash on hand that could be utilized to pay down debt at the balance sheet date. Net debt should not be considered as an alternative to the GAAP measure of total long-term debt, or any other measure of financial performance presented in accordance with GAAP.

KINETIK HOLDINGS INC.
RECONCILIATION OF PRO FORMA NON-GAAP FINANCIAL MEASURES

	Three Months Ended	Six Months Ended
	June 30, 2022	June 30, 2022

Reconciliation of Adjusted EBITDA to Pro Forma Adjusted EBITDA	(In thousands)
Adjusted EBITDA (non-GAAP)	$207,919	$348,709
Altus EBITDA Jan 1 - Feb 22	—	42,632
Operational & general and administrative synergies	—	3,029
Ad valorem synergies	—	1,307
Non-cash amortizations	—	1,491
One-time marketing loss	—	1,567
Pro forma adjusted EBITDA (non-GAAP)	$207,919	$398,735

Pro Forma Distributable Cash Flow
Pro forma adjusted EBITDA (non-GAAP)	$207,919	$398,735
Proportionate EBITDA from unconsolidated affiliates	(71,340)	(141,008)
Cash distributions received from unconsolidated affiliates	69,471	135,877
Interest expense	(25,347)	(53,588)
Maintenance capital expenditures	(1,856)	(3,439)
Distributions paid to preferred unit limited partners	(8,787)	(20,349)
Pro forma distributable cash flow (non-GAAP)	$170,060	$316,228

Pro Forma Free Cash Flow
Pro Forma Distributable Cash Flow (non-GAAP)	$170,060	$316,228
Cash interest adjustment	(1,827)	(2,611)
Growth capital expenditures	(45,296)	(76,506)
Investments in unconsolidated affiliates	(2,675)	(2,675)
Contributions in aid of construction	6,786	11,592
Pro forma free cash flow (non-GAAP)	$127,048	$246,028